UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10
AMENDMENT NO. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

BARISTAS COFFEE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-4204714
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

411 Washington Ave. N. Kent, Washington	98032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 988-7735

Securities to be registered pursuant to Section 12(b) of the Act:  None

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.001 per share
(Title of Class)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements as defined under the federal securities laws.  All statements other than statements of historical facts included in this registration statement regarding our financial performance, business strategy and plans and objectives of management for future operations and any other future events are forward-looking statements and based on our beliefs and assumptions.  Words such as "may," "will," "expect," "might," "believe," "anticipate," "intend," "could," "estimate," "project," "plan," and other similar words are one way to identify such forward-looking statements.  Actual results could vary materially from these forward-looking statements. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties, and assumption, and assumptions including, without limitation, those risks and uncertainties contained in the Risk Factors section of this registration statement.  Although we believe that our expectations are reasonable, we can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, any one or more of these events described herein as anticipated, believed, estimated, expected or intended may not occur.  Al prior and subsequent written and oral forward-looking statements attributable to our Company or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.  We do not intend to update any of the forward-looking statements after the date of this registration statements to conform these statements to actual results or to changes in our expectations, except as required by laws.

USE OF CERTAIN DEFINED TERMS

Unless the context requires otherwise, references to "the Company," "we," "us," "our," "Baristas" and "Baristas Coffee." refer specifically to Baristas Coffee Company, Inc.

In addition, unless the context otherwise requires and for the purposes of this report only:

●	"Exchange Act" refers to the Securities Exchange Act of 1934, as amended;
●	"SEC" refers to the United States Securities and Exchange Commission; and
●	"Securities Act" refers to the Securities Act of 1933, as amended.

ITEM 1. DESCRIPTION OF BUSINESS.

HISTORY

Baristas Coffee Company, Inc. ("BCCI") is a Nevada Corporation that was originally formed on October 18, 1996. Its fiscal year end date is December 31st. Neither the issuer nor any of its predecessors has ever been in bankruptcy, receivership or any other similar proceeding. We are in the development stage with limited operations.  Our independent public accounting firm has issued a going concern opinion.  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months.

The Company was originally formed as InfoSpi.com in 1996, and developed software programs, hired programmers and procured funding from a venture capital group prior to merging with Innovative Communications Technologies in 2001. In 2009, InfoSpi was looking for new opportunities, as its discount long distance business was decreasing and winding down.  Pangea was accumulating coffee shops, formulating a business model and procedures for the Baristas brand.   On December 22, 2009, InfoSpi acquired greater than a 60% interest in Pangea Networks, Inc. ("Pangea"), DBA Baristas and Inc., for cash, stock, and other consideration, including numerous coffee stands in the greater Seattle area. In May of 2010, the Company changed its name to Baristas Coffee Company, Inc.    The transaction was structured as a partial stock purchase. After the acquisition, the assets and operations were transferred to InfoSpi, and  it was renamed to Baristas Coffee Company.   In April 2010, Pangea became inactive.

The company  is not in default on the terms of any indebtedness or financing arrangement requiring it to make payments, nor has it had a change of control.

In conjunction with the above discussed acquisition of Pangea, the acquisition of certain coffee shops and the conversion of debt to equity, the Company issued common stock shares that increased the number of shares outstanding by more than 10%.  Subsequent to year-end, the Company affected a 20:1 reverse split resulting in the number of shares outstanding at June 30, 2010 being more than 10% less than the number of shares outstanding at December 31, 2009.

BCCI had negotiated an Operating Agreement with BMOC USA Partners, LLP, providing Master Franchise Rights to BMOC in the states of NJ, PA, OH, IN, IL, MI, WI, and MN.  As part of that Operating Agreement, BCCI has agreed to purchase a restaurant in Knoxville, TN, formerly known as Pavillion 117, to be re-branded to Baristas Bar and Grill.  Terms were as follows:

1.	Total purchase Price of $1,220,000
2.	$140,000 +/- delinquent taxes to be paid by Baristas (additional taxes to be paid by Seller)
3.	$136,000 paid at closing
4.	$25,000 credit for Baristas Coffee Franchising Fee
5.	$7500/ month to be paid to a related party for 24 months ($180,000 total)
6.	$739,000 of BCCI Common Stock

The parties mutually agreed to not pursue this agreement with BMOC, and neither party has any further obligations as of the date of this filing.

Baristas Coffee Company has premiered its reality show "Baristas Grounded in Seattle" The show features the daily lives and challenges of working as a costumed Barista, and will continue to air in different time slots over the next few weeks on WE tv.  The show can also be seen as it aired at http://youtu.be/NnTP58vbc1k.

There has been no delisting of the issuer's securities by any securities exchange or deletion from the OTC Pink Sheets, nor are there any current, past, pending or threatened legal proceedings or administrative actions either by or against the issuer that could have a material effect on the issuer's business, financial condition, or operations. There have been no current, past or pending trading suspensions by a securities regulator.  The Company's common stock currently trades on the OTC Markets under the symbol BCCI.

Emerging Growth Company Status

We are an "emerging growth company", as defined in the Jumpstart Our Business Startups Act enacted on April 5, 2012 (the "JOBS Act"). For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory "say-on-pay" and "say-when-on-pay" votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
●	the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock;
●	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or
●
the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934 (the "Exchange Act") (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter).

The JOBS Act also provides that an emerging growth company may utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to "opt out" of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Current Business Operations

Baristas provides its customers the ability to drive up and order their choice of a custom-blended espresso drink, freshly brewed coffee or other beverages. Baristas believes it  offers a high quality option to fast-food, gas station, or institutional coffee.

Baristas believes it  offers its patrons the finest hot and cold beverages, specializing in specialty coffees, blended teas and other custom drinks. In addition, Baristas offers smoothies, fresh-baked pastries and other confections. Seasonally, Baristas will add beverages such as hot apple cider, hot chocolate, frozen coffees and more. Through the six-month period ended June 30, 2014, the Company generated $615,793 from the sale of their products.  Net losses for the period were $205,993. For the year ended December 31, 2013, the Company generated $1,415,125 from the sale of their products.  Net losses for the year were $1,471,433.

Baristas also holds, as of September 30, 2014, 21,460,000 shares of common stock (approximately 8.1%) of Reeltime Rentals, Inc. ("Reeltime"). Reeltime is a publicly traded media distribution company (ticker symbol RLTR) that leverages a technology developed at Baristas and has holdings in Business Continuity Systems, Inc. ("BUCS") a publicly traded company which currently is called Green Leaf 101.

The Company is developing other revenue streams by promoting and selling Baristas merchandise, calendars, mugs, t-shirts and hats.  The products are sold primarily through its retail drive-thru locations throughout the greater Seattle area.  It also sells merchandise and other novelties via its website at www.baristas.tv and plans to sell said merchandise displaying its logo via other retail outlets.

From November 1, 2014 through October 31, 2015, Baristas forecasts opening ten new franchise locations in addition to maintaining our existing locations.  We will receive a franchise fee of $25,000 for each new location ($250,000 in revenue) and anticipate expenses in supporting each new franchise location to be $17,500 ($175,000 in expenses) for a additional net profit of $75,000 before royalties and other revenues. We anticipate hiring a operations manager as franchise sales are closed.
On May 20, 2014, the Company signed an exclusive Binding Letter of Agreement with BMOC USA Partners LLC ("BMOC") for the development, construction, and management of franchises in eight states including New Jersey, Pennsylvania, Ohio, Indiana, Illinois, Michigan, Wisconsin, and Minnesota. The deal exempts the previously purchased franchise rights owned by Cuppa Joe's in Manalapan County, New Jersey.

On May 28, 2014, Baristas Coffee Company, Inc. made an agreement to acquire Pavilion 117, a Sports Bar in Knoxville, Tennessee, currently operated by BMOC as a Joint Venture.  The parties terminated this agreement and neither party has any remaining obligations.
The issuer obtains its raw material from a variety of suppliers that are very competitive and reasonably generic in offering.  We do not anticipate any disruption obtaining raw goods.  The Company is not dependent on one or a few major customers.

The Company does not have the need for any government approval of principle product or services, except for the normal licenses to operate a business.

Future governmental regulations, such as tax on coffee, restrictions on attire, varying health requirements, among others, may affect profitability of the operations of the Company in the future.

Competition

Competition in the market for coffee and coffee related products is intense and we expect it to increase. Our most significant competitors include premium coffee companies such as Starbucks, Peet's Coffee, Keurig Green Mountain (formerly Green Mountain Coffee Roasters), Dunkin' Donuts , McDonalds, Farmer's Brothers, Dutch Brothers, and other national, local and regional companies in the grocery retail and office coffee service and hospitality industry market, many of which have substantially greater financial, sales, marketing and human resources than we do. In addition, there are numerous smaller companies and that offer similar products and which compete in the coffee business.  Baristas separates itself from the competition by offering a premium product and by featuring attractive female servers in fun costumes that provide for a unique coffee experience in the industry. The only risk with  the business model is that zoning laws might cange and our female servers might be precvented from wearing fun costumes.

We believe that our customers choose among coffee brands based on the total value proposition that includes quality, variety, convenience, personal taste preference, price, service and social/sustainable consciousness. We believe that our market share in the category is driven by the quality of our product and the overall experience created by the Company and its servers, while being competitively priced in the premium category.

The environment in the greater Seattle area is very competitive and saturated.  Markets outside of the Pacific Northwest are less saturated and do not have the same level of competition.

Product Research and Development

The Company has not spent significant money in the last two fiscal years on research and development activities.
Patents, Trademarks and Licenses

On January 11, 2012, Baristas filed for a trademark of the Baristas Brand SER. No. 85-513,645.  On Sept 25, 2012 it was granted protection of the Baristas service mark for coffee shops: Restaurant and Cafe services, in class 43 (U.S. CLS. 100 and 101).  The United States Patent and Trademark Office Service Mark Reg. No. is 4,213,149.  The Baristas Brand has been in use in commerce since July 1, 2009.

Employees

The Issuer currently has approximately 41 employees (including employees of joint ventures) of which approximately 30 are full-time employees.

Available Information

We are subject to the information and reporting requirements of the Exchange Act, under which we file periodic reports, proxy and information statements and other information with the United States Securities and Exchange Commission, or SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

ITEM 1A. RISK FACTORS
An investment in our common stock is highly speculative, and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this registration statement before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of additional shares of our common stock.

Wherever possible, our Board of Directors will attempt to utilize revenues and profits in order to satisfy debts and other obligations.  Any non-cash based compensations will be reserved for executive performance incentives, debt reconciliations, acquisitions, or other such activities that the board determines in the best interest of the Company.  Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market.  These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material.  Such issuances may also serve to enhance existing management's ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

We rely upon key personnel and if they leave us, our business plan and results of operations could be adversely affected.

Although Baristas relies on key personnel, the Company has reached a point of duty diversification such that given the loss of one or a few key personnel, although potentially detrimental, would not likely materially affect the ongoing operations for an extended period of time.

Competition for coffee products and coffee brands is intense and could affect our future sales and profitability.

The coffee industry is highly fragmented.  Competition in coffee products and brands are increasingly intense as relatively low barriers to entry encourage new competitors to enter the marketplace.  In addition, we believe that maintaining and developing our brands is important to our success, and the importance of brand recognition may increase to the extent that competitors offer products similar to ours.  Many of our current and potential competitors have substantially greater financial, marketing and operating resources and access to capital than we do. Our primary competitors include Starbucks, Tully's, Seattle's Best, Peet's Coffee, Keurig Green Mountain (formerly Green Mountain Coffee Roasters), Farmer's Brothers and other companies in the office coffee service and hospitality industry market. If we do not succeed in effectively differentiating ourselves from our competitors in the coffee industry, including by developing and maintaining our brands, or our competitors adopt our strategies, then our competitive position may be weakened and our sales of coffee, and accordingly our future revenues may be materially adversely affected.

Our business is dependent on sales of coffee, and if demand for coffee decreases, our business would suffer.

All of our revenues are planned to be generated through the sale of coffee.  Demand for coffee is affected by many factors, including:

•	Changes in consumer tastes and preferences;
•	Changes in consumer lifestyles;
•	National, regional and local economic and political conditions;
•	Perceptions or concerns about the environmental impact of our products;
•	Demographic trends; and
•	Perceived or actual health benefits or risks.

Because we are highly dependent on consumer demand for coffee, a shift in consumer preferences away from coffee would harm our business more than if we had more diversified product offerings.  If customer demand for our coffee decreases, our sales, if any, would decrease and we would be materially adversely affected.

If we fail to continue to develop and maintain our brand, our business could suffer.

We believe that maintaining and developing our brand is critical to our success and that the importance of brand recognition may increase as a result of competitors offering products similar to ours.  Our brand building initiative involves increasing the availability of our products on the Internet, in grocery stores, licensed locations and food service locations to increase awareness of our brand and create and maintain brand loyalty.  If our brand building initiative is unsuccessful, we may never recover the expenses incurred in connection with these efforts and we may be unable to increase our future revenue or implement our business strategy. As part of our brand building initiative, we may revise our packaging or make other changes from time to time. If these changes are not accepted by customers, our business could suffer.

Our success in promoting and enhancing our brand will also depend on our ability to provide customers with high quality products and customer service. Although we take measures to ensure that we sell only high-quality coffee, we have no control over our coffee products once purchased by customers.  Accordingly, customers may prepare coffee from our products in a manner inconsistent with our standards, store our coffee for long periods of time or resell our coffee without our consent, which in each case, potentially affects the quality of the coffee prepared from our products.  If customers do not perceive our products to be of high quality, then our reputation and the value of our brand may be diminished and, consequently, our ability to implement our business strategy may be adversely affected.

Coffee costs have been very volatile over the last several years and increases in the cost of high-quality coffee beans could impact the profitability of our business.

In the past several years, we have experienced a dramatic increase in the price volatility of Arabica coffee traded on the New York Board of Trade. While we do not purchase coffee on the commodity markets, price movements in the commodity trading of Arabica coffee beans impacts the prices we pay.  We expect the coffee commodity market to continue to be challenging as it continues to be influenced by worldwide supply and demand, the relative strength of the United States Dollar and speculative trading.  Coffee prices can also be affected by multiple factors in the producing countries, including weather, natural disasters, political and economic conditions, export quotas or similar factors.

Decreases in the availability of high-quality coffee beans could impact the profitability and growth of our business.

One of our main concerns for fiscal 2015 is a shortage in Jamaican Blue Mountain (JBM) beans and products.  Hurricane Sandy and coffee leaf rust has impacted the production output of JBM by about 40 percent for 2014.  Jamaica and the industry expect a slow recovery in 2015 and to be back in full production by 2016.  We are diligently working to secure more JBM as the market we created for it continues to expand.  Limited JBM supply hampered our growth in fiscal 2014.  If we are not able to purchase sufficient quantities of high-quality coffee beans, we may not be able to fulfill the demand for our coffee, our revenue may decrease and our ability to expand our business may be negatively impacted.

Besides coffee, we face exposure to other commodity cost fluctuations, which could impair our profitability.

In addition to the increase in coffee costs discussed above, we are exposed to cost fluctuation in other commodities, including milk, sugar, syrups, energy and fuel. For example, an increase in the cost of fuel could indirectly lead to higher electricity costs, transportation costs and other commodity costs. An increase in the cost of milk or other products, including sugar and other sweeteners, which coffee drinkers use to flavor and season their coffee, could also lead to a decrease in the demand for our products.  Much like coffee costs, the costs of these commodities depend on various factors beyond our control, including economic and political conditions, foreign currency fluctuations and global weather patterns. To the extent that we are unable to pass along such costs to our customers through price increases, our margins and profitability will decrease.

Our financial performance is highly dependent upon the sales of Coffee; Changes in the coffee environment and retail landscape could impact our financial results.

The coffee environment is rapidly evolving as a result of, among other things, changes in consumer preferences; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures.  In addition, the beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing marketplaces, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed marketplaces, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace.  If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

We have a history of operating losses, and we may not become profitable.

We have an accumulated deficit of approximately $3,828,914 at June 30, 2014. To date, we have derived revenue from the sale of our products through our retail locations.  Our ability to attain profitability will depend on the rate of growth of our retail locations and the rate of our retail sales.

While we anticipate expanding our business, our level of growth and profitability will be directly impacted by how successfully we develop our business plan, launch new products, competitor offerings and overall market conditions.

We currently do not have a  sufficient number of authorized shares to issue to meet all of our current obligations.

As of September 30, 2014, our CEO owned 10,901,108 shares and or President owned 11,401,000 shares of preferred stock.  Each share of preferred stock may be converted into one (1) share of common stock.  In addition, as of September 30, 2014, our CEO has convertible notes totaling $26,000 and our President has $28,047.50, which convert to approximately 1,300,000 and 1,402,375, shares of common stock, respectively.  We do not currently have sufficient shares of common stock to issue on the event of conversion of the preferred stock or notes.  If our officers elected to convert and we did not have sufficient shares of common stock to meet those obligations, we would be in default under the note and in violation of the terms of the preferred shares.  In such event, our officers may be able to seize our assets and our business would suffer, or fail.

Climate change may have a long-term adverse impact on our business and results of operations.

Decreased agricultural productivity in certain regions of the world as a result of changing weather patterns may limit availability or increase the cost of key agricultural commodities, such as coffee and tea, which are important sources of ingredients for our products, and could impact the food security of communities around the world.  Increased frequency or duration of extreme weather conditions could also impair production capabilities, disrupt our supply chain or impact demand for our products.  As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations.

We cannot predict the impact that the following may have on our business: (i) new or improved technologies, (ii) alternative methods of delivery, or (iii) changes in consumer behavior facilitated by these technologies and alternative methods of delivery.

Advances in technologies or alternative methods of delivery, including advances in vending machine technology and home coffee makers, or certain changes in consumer behavior driven by these or other technologies and methods of delivery could have a negative effect on our business.  Moreover, technology and consumer offerings continue to develop, and we expect that new or enhanced technologies and consumer offerings will be available in the future.  We may pursue certain of those technologies and consumer offerings if we believe they offer a sustainable customer proposition and can be successfully integrated into our business model.  However, we cannot predict consumer acceptance of these delivery channels or their impact on our business.  In addition, our competitors, many of whom have greater resources than us, may be able to benefit from changes in technologies or consumer acceptance of alternative methods of delivery, which could harm our competitive position.  There can be no assurance that we will be able to successfully respond to changing consumer preferences, including new technologies and alternative methods of delivery, or to effectively adjust our product mix, service offerings, and marketing and merchandising initiatives for products and services that address, and anticipate advances in technology and market trends.  If we are not able to successfully respond to these challenges, our business, financial condition, and operating results could be harmed.

Adverse public or medical opinion about caffeine may harm our business.

Our coffee contains significant amounts of caffeine and other active compounds, the health effects of some of which are not fully understood.  A number of research studies conclude or suggest that excessive consumption of caffeine may lead to increased heart rate, nausea and vomiting, restlessness and anxiety, depression, headaches, tremors, sleeplessness and other adverse health effects.  An unfavorable report on the health effects of caffeine or other compounds present in coffee could significantly reduce the demand for coffee, which could harm our business and reduce our sales and profits.  Also, we could become subject to litigation relating to the existence of such compounds in our coffee; any such litigation could be costly and could divert management attention.

Adverse publicity regarding product quality or food and beverage safety, whether or not accurate, may harm our business.

We may be the subject of complaints or litigation from customers alleging beverage and food-related illnesses or other quality, health or operational concerns.  Adverse publicity resulting from such allegations may materially adversely affect us, regardless of whether such allegations are true or whether we are ultimately held liable.  In addition, any litigation relating to such allegations could be costly and could divert management attention.

We face a risk of a change in control due to the fact that our current officers and directors do not own a majority of our outstanding voting stock.

Our current officers and our directors do not hold voting control over the Company.  As a result, our shareholders who are not officers and directors may be able to obtain a sufficient number of votes to choose who serves on our Board of Directors, and/or to remove our current directors from the Board of Directors.  Because of this possiblity, the current composition of our Board of Directors may change in the future, which could in turn have an effect on those individuals who currently serve in management positions with us.  If that were to happen, our new management could affect a change in our business focus and/or curtail or abandon our business operations, which, in turn could cause the value of our securities, if any, to decline or become worthless.

Failure to comply with applicable laws and regulations could harm our business and financial results.

Our policies and procedures are designed to comply with all applicable laws, accounting and reporting requirements, tax rules and other regulations and requirements, including those imposed by the SEC, as well as applicable trade, labor, healthcare, privacy, food, anti-bribery and corruption and merchandise laws.  In addition to potential damage to our reputation and brand, failure to comply with the various laws and regulations, as well as changes in laws and regulations or the manner in which they are interpreted or applied, may result in civil and criminal liability, damages, fines and penalties, increased cost of regulatory compliance and restatements of our financial statements.  Future laws or regulations (or the cost of complying with such laws, regulations or requirements) could also adversely affect our business and results of operations.

A Change in Labor Laws may Adversely Affect our Business

There has been a movement to increase the minimum wage, both locally and nationally.  Any substantial increase in wages will adversely affect our costs and may lead to an inability to continue our operations.

Adverse changes in global and domestic economic conditions or a worsening of the United States economy could materially adversely affect us.

Our sales and performance depend significantly on consumer confidence and discretionary spending, which are still under pressure from United States and global economic conditions.  A worsening of the economic downturn and decrease in consumer spending may adversely impact our sales, ability to market our products, build customer loyalty, or otherwise implement our business strategy and further diversify the geographical concentration of our operations.  For example, we are highly dependent on consumer demand for specialty coffee, and a shift in consumer demand away from specialty coffee due to economic or other consumer preferences would harm our business.

We believe that our future success will depend in part on our ability to obtain and maintain protection of our intellectual property and brand names.

Our brand is among our most valuable assets.  Maintaining the brand "Baristas" as it becomes a more generalized term may lead to a dilution of our brand as a generic term as opposed to solidifying "Baristas" as our brand.  If we are unsuccessful in deterring others from utilizing our name, and our likeness to promote their products, then we could suffer an adverse effect which could cause material harm to our Company and its value to shareholders.

We may incur additional indebtedness which could reduce our financial flexibility, increase interest expense and adversely impact our operations.

In the future, we may incur significant amounts of additional indebtedness in order to make acquisitions or continue our business plan.  Our level of indebtedness could affect our operations in several ways, including the following:

●	a significant portion of our cash flows could be used to service our indebtedness;

●	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

●	any covenants contained in the agreements governing our outstanding indebtedness could limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

●
a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

●	debt covenants to which we may agree may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

A high level of indebtedness increases the risk that we may default on our debt obligations.  We may not be able to generate sufficient cash flows to pay the principal or interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.  If we do not have sufficient funds and are otherwise unable to arrange financing, we may have to sell significant assets or have a portion of our assets foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

There is currently a volatile, sporadic and illiquid market for our common stock.

Our securities are currently quoted on the OTCPK under the symbol "BCCI." We, at times, have a volatile, sporadic and illiquid market for our common stock, which is subject to wide fluctuations in response to several factors, including, but not limited to:

●	actual or anticipated variations in our results of operations;
●	our ability or inability to generate new revenues;
●	increased competition; and
●	conditions and trends in the market for coffee and coffee related products.

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance.  These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

Investors may face significant restrictions on the resale of our common stock due to federal regulations of "penny stocks."

We are subject to the requirements of Rule 15(g)9, promulgated under the Exchange Act, as long as the price of our common stock is below $5.00 per share.  Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction.  The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.  Generally, the SEC defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share.  The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it.  Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and NYSE MKT Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because our Directors are not independent directors, we do not currently have independent audit or compensation committees.  As a result, our Directors have the ability to, among other things, determine their own level of compensation.  Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required.  However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the Sarbanes-Oxley Act of 2002.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of Directors and executive officers.  The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act and the Dodd-Frank Act, related rules and regulations of the SEC, with which a private company is not required to comply.  Complying with these laws, rules and regulations will occupy a significant amount of time of our sole director and management and will significantly increase our costs and expenses, which we cannot estimate accurately at this time.  Among other things, we must:

●
establish and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our common stock;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

In addition, being a public company subject to these rules and regulations may require us to accept less director and officer liability insurance coverage than we desire or to incur substantial costs to obtain coverage.  These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors.

We estimate that we will incur approximately $60,000 per year in legal and accounting expenses as a direct result of becoming a publicly reporting company.  If we are unable to produce revenues from our business plan in sufficient amounts to pay these fees, in addition to our regular operating costs and execution of our business plan, we could cease to become a reporting company.  Additionally, these expenses could limit our ability to invest sufficient funds in the execution of our business plan and our business could fail.

ITEM 2.  FINANCIAL INFORMATION.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with the audited financial statements and the corresponding notes, the unaudited financial statements and the corresponding notes included elsewhere in this information statement.  This Management's Discussion and Analysis of Financial Condition and the Results of Operations contains forward-looking statements.  The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements.  Please refer to "Risk Factors" for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

Baristas Coffee Company, Inc., is a Nevada corporation, originally formed on October 18, 1996, doing business as Baristas.  Formerly known as Innovative Communications, Inc.  Baristas provides its customers the ability to drive up and order their choice of a custom-blended espresso drink, freshly brewed coffee, or other beverages.  Our fiscal year end is December 31.

Results of Operations

Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013

Revenue was 297,054 for the three months ended June 30, 2014 compared to 428,726 for the three months ended June 30, 2013, a decrease of ($131,672) or 30.7%. The decrease was primarily due to the closing of three coffee stands during the fourth quarter of 2013.  We had 13 coffee stands for the period ended June 30, 2013, whereas, we had 10 coffee stands for the period ended June 30, 2014.

The changes in our operating expenses from June 30, 2014 to June 30, 2013 are as follows:

	Three Months Ended June 30,
	2014	2013	$Change	% Change
Direct costs	$110,986	$267,574	$(156,588)	(58.5)
General and administrative	104,234	161,241	(57,007)	(35.4)
Stock-based compensation	5,000	234,472	(229,472)	(97.9)
Compensation	165,648	134,368	31,280	23.3
Professional expenses	31,859	17,925	13,934	-
Depreciation and amortization	36,613	11,125	25,488	229.1
Total operating expenses	$454,340	$826,705	$(372,365)	(45.0)

Direct costs for generating sales was $110,986 for the three months ended June 30, 2014 compared to $267,574 in the three months ended June 30, 2013, a decrease of $156,588 or 58.5%. The decrease was primarily the result of coffee stand closures during the fourth quarter of 2013.

General and administrative expenses consisted of expenses covering office, supplies, shipping, telephone, internet insurance, and other general operating costs related to our business. General and administrative expenses of $104,234 for the three months ended June 30, 2014 compared to $161,241 for the three months ended June 30, 2013, a decrease of $57,007 or 35.4%. The decrease was the result of coffee stand closures during the fourth quarter of 2013.

Stock-based compensation and compensation expenses consisted of: $5,000 in stock issued for compensation in the three months ended June 30, 2014 compared to $234,472 in the three months ended June 30, 2013, a decrease of $229,472 or 97.9%; $165,648 in payroll compensation and related tax expenses in the three months ended June 30, 2014 compared to $134,368 for the three months ended June 30, 2013, an increase of $31,280 or 23.3%. The increase is the result of management employees and contract employees were paid via payroll vs stock based compensation in 2013.

Depreciation and amortization expenses for the three months ended June 30, 2014 of $36,613 increased $25,488 from $11,125 or 229.1% from the three months ended June 30, 2013.

Net other income (loss) was $28,370 for the three months ended June 30, 2014 compared to ($28,935) for the three months ended June 30, 2013 an increase of $57,305 or 198.0%. The net other income (loss) is comprised of interest (expense) recovery, gain on disposal, and minority interest. The increase in the net other income (loss) is primarily due to the interest expense recovery in the current period of $7,402 and a gain in minority interest of $20,968, as compared to 2013.  During the period ended June 30, 2013, we did not have any disposal of assets or a minority interest position, thus net other loss consisted solely of interest expense.

The net loss of the three months ended June 30, 2014 was ($128,916) compared to the net loss of ($426,914) for the three months ended June 30, 2013. The Company had a loss per weighted common shares outstanding of ($0.00) for the three months ended June 30, 2014 compared to ($0.00) for the three months ended June 30, 2013.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Revenue was 615,793 for the six months ended June 30, 2014 compared to 795,399 for the six months ended June 30, 2013, a decrease of ($179,606) or 22.6%.  The decrease was the result of coffee stand closures during the fourth quarter of 2013.

The changes in our operating expenses from June 30, 2014 to June 30, 2013 are as follows:

	Six Months Ended June 30,
	2014	2013	$Change	% Change

Direct costs	$210,603	$319,362	$(108,759)	(34.1)
General and administrative	147,030	373,799	(226,769)	(60.7)
Stock-based compensation	15,000	349,608	(334,608)	(95.7)
Compensation	294,908	286,622	8,286	2.9
Professional expenses	43,668	17,925	25,743	143.6
Depreciation and amortization	77,084	110,740	(33,656)	(30.4)
Total operating expenses	$788,293	$1,458,056	$(669,763)	(45.9)

Direct costs for generating sales was $210,603 for the six months ended June 30, 2014 compared to $319,362 in the six months ended June 30, 2013, a decrease of $108,759 or 34.1%. The decrease, in 2014, was the result of coffee stand closures during the fourth quarter of 2013.

General and administrative expenses consisted of expenses covering office, supplies, shipping, telephone, internet insurance, and other general operating costs related to our business. General and administrative expenses of $147,030 for the six months ended June 30, 2014 compared to $373,799 for the six months ended June 30, 2013, a decrease of $226,769 or 60.7%. The decrease was primarily due to a Department of Labor judgment in 2013.

Stock-based compensation and compensation expenses consisted of: $15,000 in stock issued for compensation in the six months ended June 30, 2014 compared to $349,608 in the six months ended June 30, 2013, a decrease of $334,608 or 95.7%; $294,908 in payroll compensation and related tax expenses in the six months ended June 30, 2014 compared to $286,622 for the six months ended June 30, 2013, an increase of $8,286 or 2.9%. The increase is the result of management employees and contract employees were paid via payroll vs stock based compensation in 2013.

Depreciation and amortization expenses for the six months ended June 30, 2014 of $77,084 decreased $33,656 from $110,740 or 30.4% from the six months ended June 30, 2013.

Net other (loss) was ($33,493) for the six months ended June 30, 2014 compared to ($57,870) for the six months ended June 30, 2013, a decrease of $24,377 or 42.1%. The net loss is comprised of interest expense, gain on disposal, and minority interest. The decrease in the net other loss is primarily due to the increase of interest expense in the current period of $20,431 and offset by gains from asset disposal of $32, and a gain in minority interest of $44,776, as compared to 2013.  During the period ended June 30, 2013, we did not have any disposal of assets or a minority interest position, thus net other loss consisted solely of interest expense.

The net loss for the six months ended June 30, 2014 was ($205,993) compared to the net loss of ($720,527) for the six months ended June 30, 2013. The Company had a loss per weighted common shares outstanding of ($0.00) for the six months ended June 30, 2014 compared to ($0.00) for the six months ended June 30, 2013.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Revenue was $1,415,125 for the year ended December 31, 2013 compared to $1,255,063 for the year ended December 31, 2012, an increase of $160,062 or 12.8%.  Loss from Operations was $1,265,724 for the year ended December 31, 2013 compared to $491,902 for the year ended December 31, 2012, an increase of $773,822 or 157.3%.

The changes in the Company's operating expenses from December 31, 2013 to December 31, 2011 are as follows:

	Year Ended December 31,
	2013	2012	$ Change	% Change

Direct costs	$369,939	$247,302	$122,637	49.6
General and administrative	880,728	432,401	448,327	103.7
Stock-based compensation	633,687	376,250	257,437	68.4
Compensation	627,656	580,612	47,044	8.1
Professional expenses	35,849	7,099	28,750	405.0
Depreciation and amortization	132,990	103,301	29,689	28.7
Total operating expenses	$2,680,849	$1,746,965	$933,884	53.5

Direct costs for generating sales was $369,939 for the year ended December 31, 2013 compared to $247,302 in the year ended December 31, 2012, an increase of $122,637 or 49.6%. The increase was due the timing of purchases and the change in allocation of expenses, from the previous period.

General and administrative expenses consisted of expenses for office, supplies, shipping, telephone, Internet insurance, and other general operating costs related to our business. General and administrative expenses of $880,728 for the year ended December 31, 2013 compared to $432,401 for the year ended December 31, 2012, a increase of $448,327 or 103.7%.  The increase was primarily due to a Department of Labor judgment in 2013 that did not affect 2012.

Stock-based compensation and compensation expenses consisted of: $633,687 in stock issued for compensation in the year ended December 31, 2013 compared to $376,250 in the year ended December 31, 2012, an increase of $257,437 or 68.4%; $627,656 in payroll compensation and related tax expenses in the year ended December 31, 2013 compared to $580,612 for the year ended December 31, 2012, an increase of $47,044 or 8.1%.

Depreciation and amortization expenses for the year ended December 31, 2013 of $132,990 increased $29,689 from $103,301 or 28.7% from the year ended December 31, 2012 related to the capital expenditures the Company made of $33,891 and $104,400, during the years ending December 31, 2013 and 2012, respectively.

Net other loss was ($205,709) for the year ended December 31, 2013 compared to ($116,671) in the year ended December 31, 2012, an increase of $89,038 or 76%. The net other loss is comprised of interest expense and loss on disposal of equipment. The increase in the net other loss is primarily due to the loss on disposal of equipment of $89,969 during the year end December 31, 2013.

The net loss of the year ended December 31, 2013 was ($1,471,433) compared to the net loss of ($608,573) in the year ended December 31, 2012, an increase of $862,860 or 142%. The Company had a loss per weighted common shares outstanding of ($0.01) for the year ended December 31, 2013 compared to ($0.00) for the year ended December 31, 2012.

Liquidity and Capital Resources

The Company's liquidity may be affected by general decrease in revenues during the holiday months and by the need to allocate startup costs for potential expansion.

Baristas forecasts opening ten new franchise locations in addition to maintaining our existing locations, during the next 12 month period.  We will receive a franchise fee of $25,000 for each new location ($250,000 in revenue) and anticipate expenses in supporting each new franchise location to be $17,500 ($175,000 in expenses) for a additional net profit of $75,000 before royalties and other revenues. We anticipate hiring an operations manager as franchise sales are closed.

We believe that we do not have enough cash on hand and from operations to operate for the next 12 months.  We will require additional financing if we are to complete our expansion plan for the next 12 months.  While we are optimistic that we can generate the revenue from new franchise fees and refinancing of our existing properties, we do not have any current financing available to us.  If we are unable to generate additional fees through franchising, in order to execute our plan of expansion, we would be required to raise funds through a sale of equities, the issuance of debt or a combination thereof.  We have no assurances that we would be successful in raising the requite financing.

Going Concern
We have a history of operating losses as we have focused our efforts on raising capital and building our brand and expanding our business locations. The report of our independent auditors issued on our consolidated financial statements as of and for the year ended December 31, 2013, expresses substantial doubt about our ability to continue as a going concern. For the period ended June 30, 2013, we were successful in raising net proceeds of $515,529 in order to fund the development and growth of our operations. During the period ended June 30, 2014, we were successful in raising net proceeds of $15,000 through issuance of preferred shares and $109,660 through debt financing in order to fund the development and growth of our operations. Our ability to continue as a going concern is dependent on our obtaining additional adequate capital to fund additional operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to cease operations.

The following table presents a summary of our net cash provided by (used in) operating, investing and financing activities for the periods ended June 30, 2014 and 2013:

	Six Months Ended June 30,
	2014	2013
Net cash provided by (used in) operating activities	$(33,388)	$(448,762)
Net cash used in investing activities	(168,495)	(25,578)
Net cash provided by financing activities	239,660	474,340
Net increase in cash	$37,777	$-

For the six months ended June 30, 2014, we incurred a net loss of $205,993. Net cash used in operating activities was $33,388, net cash used in investing activities was $168,495 and net cash provided by financing activities was $239,660.  For the six months ended June 30, 2013, we incurred a net loss of $720,527. Net cash used in operating activities was $448,762, net cash used in investing activities was $25,578 and net cash provided by financing activities was $474,340.

The following table presents a summary of our net cash provided by (used in) operating, investing and financing activities for December 31, 2013 and 2012:

	Year Ended December 31
	2013	2012
Net cash used in operating activities	$(310,541)	$(280,573)
Net cash used in investing activities	(83,595)	(104,400)
Net cash provided by financing activities	394,136	348,508
Net increase (decrease) in cash	$-	$(36,465)

For the year ended December 31, 2013, we incurred a net loss of $1,471,433. Net cash used in operating activities was $310,541, net cash used in investing activities was $83,595 and net cash provided by financing activities was $394,136.  For the year ended December 31, 2012, we incurred a net loss of $608,573. Net cash used in operating activities was $280,573, net cash used in investing activities was $104,400 and net cash provided by financing activities was $348,508.

Working Capital Information - The following table presents a summary of our working capital at the end of each period:

Category	June 30, 2014	December 31, 2013	December 31, 2012
Cash	$37,777	$-	$-

Current assets	72,167	30,737	27,663
Current liabilities	1,289,390	1,184,339	987,502
Working deficit	$(1,217,223)	$(1,153,602)	$(959,839)
Change from the previous period	5.5%	20.2%	-

As of June 30, 2014, the Company had a working capital deficit of $1,217,223, compared to $1,153,602 at December 31, 2013, or an increase in working capital deficit of $63,621(5.5%). As of June 30, 2014, the Company had cash and cash equivalents of $37,777 as compared to $0 on December 31, 2013. For 2014, current assets increased $41,430 (134.8%) due to increases of $37,777 in cash, $3,000 in prepaid expenses, and an increase of $653 in inventory. Current liabilities increased $105,051 (8.9%), with an increase in accounts payable and accrued expenses of $120,935 (18.3%), a decrease in shareholder loans of $2,799 (0.6%), and a decrease in current portion of notes payable of $13,085 (29.3%).

As of December 31, 2013, the Company had a working capital deficit of $1,153.602, compared to $959,839 at December 31, 2012, or an increase in working capital deficit of $193,763 (20.2%). As of December 31, 2013, the Company had cash and cash equivalents of $0 as compared to $0 on December 31, 2012. For 2013, current assets increased $3,074 (11.1%) due to an increase of $3,074 in inventory. Current liabilities increased $196,837 (19.9%), with an increase in accounts payable and accrued expenses of $110,585 (20.1%), an increase in shareholder loans of $125,584 (35.7%), and a decrease in notes payable of $39,332 (46.8%).

Funding Requirements: We expect to incur substantial expenses and generate ongoing operating losses for the foreseeable future as we prepare for the ongoing development and launch of our sports bar business, grow the existing base of our coffee store locations and support business and further expand this business into additional facilities and locations. If we are unable to raise an adequate amount of capital, however, we could be forced to curtail or cease operations. Our future capital uses and requirements depend on numerous forward-looking factors.

These factors include the following:

•	the time and expense needed to complete the successful launch of the sports bar business;

•	the expense associated with building a network of coffee shops to market the brand;

•	the degree and speed of developing our franchises with BMOC.

During 2014, we entered joint venture agreements to launch franchises in new states and as well to develop a sports bar. We have yet to achieve profitability as a result of the Company's non-operating expenses, and the issuance of shares of our common stock to third parties for various services rendered. As we grow, the use of our common stock as currency will decline when our cash availability grows.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon our continued operations, which in turn is dependent upon our ability to meet our financial requirements, raise additional financing, and the success of our future operations.

Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. For example, if we raise additional funds by issuing equity securities or by selling debt securities, if convertible, further dilution to our existing stockholders would result. To the extent our capital resources are insufficient to meet our future capital requirements, we will need to finance our future cash needs through public or private equity offerings, collaboration agreements, debt financings or licensing arrangements.

If adequate funds are not available, we may be required to terminate, significantly modify or delay the development and launch of our businesses, reduce our planned commercialization efforts, or obtain funds through means that may require us to relinquish certain rights that we might otherwise seek to protect and retain. Further, we may elect to raise additional funds even before we need them if we believe the conditions for raising capital are favorable.

Off-Balance Sheet Arrangements

As part of our on-going business, we have not participated in transactions that generate material relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities ("SPEs"), which would have been established for the purpose of facilitating off-balance sheet arrangement or other contractually narrow or limited purposes. As of June 30, 2014, we are not involved in any material unconsolidated SPEs.

Recent Accounting Pronouncements

The Company has adopted all recently issued accounting pronouncements that management believes to be applicable to the Company. The adoption of these accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

ITEM 3.  PROPERTIES.

The company's corporate offices are located at 411 Washington Avenue N., Kent, Washington 98032.

The issuer's subsidiary, Pangea Networks, leases approximately 2,000 square feet at its corporate headquarters and training facility which allows it to store goods and services, train employees, build, maintain or convert its locations, and conduct general business activities.  In addition it leases and operates ten drive-through locations, which are approximately 300 square feet, each varying by location.  The Company does not own any real property.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth as of September 30, 2014 , the number and percentage of the outstanding shares of common stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group, and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common stock.

Title of Class	Name and address of beneficial owner	Nature of Beneficial Ownership	Amount of beneficial ownership(1, 2, 3)	Percent of class
Common Stock	Barry Henthorn 411 Washington Ave., Kent, WA 98032	Direct	38,925,018	11.09%
Common Stock	T. Scot Steciw 411 Washington Ave., Kent, WA 98032	Direct	31,397,979	8.94%
	All directors and executive officers as a group (2 persons)		70,322,997	20.03%

(1)
In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the percent of common stock owned by a person or entity on September 30 , 2014, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on September 30 , 2014 (294,115,297), and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the preferred stock, convertible debt, and on exercise of the warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares. There are currently insufficient shares of common stock authorized to allow conversion of all preferred shares, which violates the terms of the Certificate of Designation.

(2)
Includes  22,302,108 shares of the Company's Preferred A Stock. Each Preferred A share may be converted into one (1) share of the Company's common stock without additional consideration.  As of September 30 , 2014, Barry Henthorn owned 210,901,108 shares of preferred stock and T. Scott Steciw owned 11,401,000 shares of preferred stock.

(3)
Includes $54,048 in convertible notes ("the Notes") that are convertible into shares of common stock at a conversion price of $0.02 per share.  As of September 30, 2014, Barry Henthorn has convertible notes totaling $26,000 and T. Scott Steciw $28,048, which convert to approximately 1,300,000 and 1,402,375, shares of common stock, respectively.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

Directors and officers

Our executive officers and directors of the Company are as follows:

Name	Date of Appointment	Positions
Barry Henthorn	July 10, 2000	CEO, CFO , Principal Accounting Officer, Secretary, Director
Troy Scott Steciw	May 5, 2010	President, Treasurer, Director

The following are brief biographies of the officers and directors:

Barry Henthorn
Mr. Henthorn, CEO, CFO , and Director, has held these positions with Baristas since 2009.  Mr. Henthorn has a long history in founding start-up companies as well as providing business guidance and funding. An inventor and pioneer in the development and marketing of telecommunications technologies, Mr. Henthorn has been advising US corporations in a variety of industries since the early 1990's. While CEO of Emerald City Cellular he created the free cellular phone. While CEO of Innovative Communications Technologies he was the architect of the VOPT voice protocol which pioneered the elimination of charges for long distance calling, While CEO of ReelTime he developed the ability to stream DVD quality video over the internet.. Mr. Henthorn has been featured for his contributions in publications such as The New York Times, Washington CEO, The Seattle Times, The Wall Street Journal, Variety, and others. Mr. Henthorn continues to contribute to a fresh viewpoint and vision towards the future.  Mr. Henthorn previous experience with public companies and his background in managing business and providing business consultation advice makes him suitable to be a director .
Troy Scott Steciw
President and Director with Baristas Coffee Company, since 2009 Mr. Steciw duties include refining Baristas Operational processes, increasing revenues and generating profits. Mr. Steciw has been involved in virtually every aspect of the construction industry for nearly 20 years. Mr. Steciw has held positions ranging from  a laborer to a designer of high rise buildings and a developer of over 40 townhomes.  Mr. Steciw has a Bachelor of Science Degree in Business Management from Boston University.  The Company believes Mr. Steciw's experience managing large projects and involvement in substantial business transaction make him suitable to be a director.

Family Relationships

There are no familial relationships among our officers and directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as descried in Item 404(f) of Regulation S-K.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of the our common stock and other equity securities, on Form 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish our company with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us, and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that, with respect to the fiscal year ended December 31, 2013, our officers and directors, Barry Henthorn and T. Scott Steciw, have not yet filed a Form 3 reporting their beneficial ownership of the Company's common stock.

Board Committee

The Company does not have a formal Audit Committee, Nominating Committee or Compensation Committee.  As the Company's business expands, however, it will reassess this process.

ITEM 6.  EXECUTIVE COMPENSATION.

The following table sets forth for the two years ended December 31, 2013 and 2012, the compensation awarded to, paid to, or earned by, the Company's Chief Executive Officer and the Company's other most highly compensated executive officers whose total compensation during the years ended December 31, 2013 and 2012 exceeded $100,000.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Barry Henthorn, CEO, Principal Accounting officer, Secretary	2013 2012	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

T. Scott Steciw, President, Treasurer	2013 2012	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Other than disclosed above, no other board members received compensation in any form for their services as board members.

Employment Agreements

There are no familial relationships among our officers and directors.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Shareholder loans

The Company has issued a number of notes with various maturities dates to shareholders, for advances.   These notes are convertible at the previous day's closing market price and accrue interest at 8% per annum.  The outstanding balances at September 30 , 2014 and December 31, 2013 were $556,036 and $477,847, respectively. The Company plans to pay the loans back as cash flows become available.

Director Independence

Our Board of Directors has determined that it does not have a member that is "independent" as the term is used in Item 7(d) (3) (iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

ITEM 8.  LEGAL PROCEEDINGS.

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business.  We are not currently involved in any legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations.  We may become involved in material legal proceedings in the future.

ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

The Company's common stock currently trades on the OTCPK under the symbol "BCCI."  The Company recently made a formal application to the NASDAQ Capital Markets, under the reserve symbol "BAPI".  This application has not yet been approved, and may be rejected.  Trading in our common stock has been very sporadic over the past several years.  The following table shows the high and low bid price for each of the last fiscal quarters for the two most recent fiscal years, as reported by otcbb.com.

Quarter	Hi	Low
September 30, 2014	$0.0565	$0.049
June 30, 2014	$0.0915	$0.086
March 31, 2014	$0.20	$0.02
December 31, 2013	$0.033	$0.022
September 30, 2013	$0.04	$0.0245
June 30,2013	$0.083	$0.0325
March 31, 2013	$0.1094	$0.013
December 31, 2012	$0.907	$0.01
September 30, 2012	$0.0685	$0.037

Stock Options and Warrants

The company does not have any outstanding stock options or warrants.

Holders of Common Stock

As of September 30 , 2014, there were  294,115,297 shares issued and outstanding, held by approximately 4,752 shareholders of record.  The Company currently has 300,000,000 authorized shares of its common stock, par value $0.001.

Dividends

We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock in the foreseeable future.  We intend to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund future growth of our business.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

Common Stock

For the Nine Months Ended September 30, 2014:

On September 24, 2014, the Company issued 500,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On August 18, 2014, the Company issued 527,877 shares of common stock to a creditor in settlement of debt of $10,558. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On July 17, 2014, the Company issued 250,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On July 10, 2014, the Company issued 1,052,055 shares of common stock to a creditor in settlement of debt of $21,041. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On June 9, 2014, the Company issued 1,050,411 shares of common stock to a creditor in settlement of debt of $226,260. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On May 13, 2014, the Company issued 954,546 shares of common stock to a creditor in settlement of debt of $26,250. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On April 25, 2014, the Company issued 2,334,603 shares of common stock to creditors in settlement of debt of $51,800. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On April 17, 2014, the Company issued 250,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On March 20, 2014, the Company issued 1,400,000 shares of common stock to a companies for assets valued at $28,000 ($0.02 per share). The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On April 1, 2014, the Company issued 1,312,500 shares of common stock to a creditor in settlement of debt of $26,250. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On January 2, 2014, the Company issued 500,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

For the Year Ended December 31, 2013:

On December 30, 2013, the Company issued 500,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On December 15, 2013, the Company issued 252,500 shares of common stock to a consulting company for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On November 18, 2013, the Company issued 645,167 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On November 5, 2013, the Company issued 500,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On November 3, 2013, the Company issued 2,446,000 shares of common stock to an officer of the Company for assets valued at $24,460 ($0.01 per share). The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On September 30, 2013, the Company issued 126,372 shares of common stock to a consulting company for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On September 25, 2013, the Company issued 500,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.
On September 16, 2013, the Company issued 650,000 shares of common stock to an individual for assets valued at $6,500 ($0.01 per share). The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On September 15, 2013, the Company issued 100,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On August 15, 2013, the Company issued 1,000,000 shares of common stock to a consulting company for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On July 31, 2013, the Company issued 788,254 shares of common stock to a consulting company for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On July 1, 2013, the Company issued 542,775 shares of common stock to a consulting company for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On June 14, 2013, the Company issued 500,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On June 11, 2013, the Company issued 1,000,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On June 6, 2013, the Company sold 4,500,000 shares of common stock at $0.01 per share to a corporation for an aggregate amount of $45,000 in a private offering. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On June 6, 2013, the Company issued 500,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On May 13, 2013, the Company issued 8,375,000 shares of common stock to a consulting company for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On April 23, 2013, the Company issued 3,000,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On April 5, 2013, the Company issued 425,000 shares of common stock to certain consultants for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On March 30, 2013, the Company issued 1,500,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On February 8, 2013, the Company issued 4,000,000 shares of common stock to a consulting company for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On February 1, 2013, the Company issued 250,000 shares of common stock to a consultant for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On January 31, 2013, the Company issued 1,263,596 shares of common stock to a consulting company for services rendered. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On January 31, 2013, the Company sold 15,000,000 shares of common stock at $0.01 per share to a corporation for an aggregate amount of $150,000 in a private offering. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On January 24, 2013, the Company issued 2,900,000 shares of common stock to creditors in settlement of debt of $61,000. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

Series A Convertible Preferred Stock

For the  Nine Months Ended  September 30 , 2104:

On August 28, 2014, the Company issued 4,400,000 shares of Series A Preferred Stock to our two officers and directors of the Company for cash of $110,000.  The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On July 25, 2014, the Company issued 7,000,000 shares of Series A Preferred Stock to our two officers and directors of the Company in lieu of cancelling 7,000,000 shares of Common Stock.  The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On June 23, 2014, the Company issued 3,000,000 shares of Series A Preferred Stock to our two officers and directors of the Company in lieu of cancelling 3,000,000 shares of Common Stock. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On April 22, 2014, the Company issued 300,000 shares of Series A Preferred Stock to an individual for cash of $15,000. The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On April 16, 2014, the Company issued 1,750,000 shares of Series A Preferred Stock to our two officers and directors of the Company in lieu of cancelling 1,750,000 shares of Common Stock.  The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

For the Year Ended December 31, 2013:

On October 25, 2013, the Company issued 5,913,258  shares of Series A Preferred Stock to our two officers and directors of the Company in settlement of debt of $88,700.  The above referenced securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock

The Company is authorized to issue up to 300,000,000 shares of common stock.  As of September 30 , 2014, there are 294,115,297 shares of common stock issued and outstanding. The holders of the Company's common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the Company's assets available for distribution to holders of common stock upon the liquidation, dissolution or winding up of the Company's affairs. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of common stock do not have cumulative voting rights, so that the holders of more than 50% of our outstanding voting securities can elect all of the Company's directors.

The payment of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Preferred Stock

The company has  24,002,108 shares of Series A Convertible Preferred Stock at  September 30 , 2014. The shares are currently convertible into shares of Common Stock based on a conversion value of one (1) preferred share to one (1) common share, but they can be adjusted depending on the terms of the preferred in the Certificate of Designation.  Each holder of outstanding shares is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares are convertible.  If immediately converted this would represent an additional 24,002,108 shares of common stock and would represnt an immediate dilution of approximately 8% to existing shareholders, based on 294,115,297 shares outstanding.

Warrants

None.

Convertible Debt

The Company has issued a number of notes with various maturity dates to related parties for advances.   These notes are convertible at the previous day's closing market price and accrue interest at 8% per annum.  The outstanding balance as at September 30 , 2014 was $ 660,086 .  If immediately converted, based on a market price of $0.02 per share, this would represent an additional 33,004,300 shares of Common Stock and would represent an immediate dilution of approximately 11% to existing shareholders, based on 294,115,297 shares outstanding .  However, if the stock is converted, at a market price of $0.05 per share, this would represent an additional 13,201720 shares of Common Stock and would represent an immediate dilution of approximately 4.5% to existing shareholders.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

In regards to indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements of the Company appear at the end of this report beginning with the Index to Financial Statements on page F-1.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)            Financial Statements

The information required by this item is contained under the section "Financial Statements" immediately following the signature page of this Registration Statement and is incorporated herein.

(b)            Exhibits

The following documents are filed as exhibits hereto:

Exhibit No.	Description	Incorporated by Reference to
3.1	Articles of Incorporation filed October 18, 1996	Exhibit 3.1 to Form 10 filed on July 22, 2014
3.2	Certificate of Amendment filed March19, 1999	Exhibit 3.2 to Form 10 filed on July 22, 2014
3.3	Certificate of Amendment filed November 30, 1999	Exhibit 3.3 to Form 10 filed on July 22, 2014
3.4	Certificate of Amendment filed March 16, 2000	Exhibit 3.4 to Form 10 filed on July 22, 2014
3.5	Certificate of Amendment filed July 12, 2000	Exhibit 3.5 to Form 10 filed on July 22, 2014
3.6	Articles and Plan of Merger filed January 12, 2001	Exhibit 3.6 to Form 10 filed on July 22, 2014
3.7	Amended and Restated Articles filed February 8, 2010	Exhibit 3.7 to Form 10 filed on July 22, 2014
3.8	Certificate of Amendment filed May 12, 2010	Exhibit 3.8 to Form 10 filed on July 22, 2014
3.9	Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock, filed December 13, 2011	Exhibit 3.9 to Form 10 filed on July 22, 2014
3.10	By-Laws	Exhibit 3.10 to Form 10 filed on July 22, 2014
10.1	Binding Letter of Agreement by and between Baristas Coffee Company, Inc. and BMOC USA Partners LLP	Exhibit 10.1 to Form 10 filed on July 22, 2014
10.2	Shareholder Loan Agreement Example
21.1	Subsidiary of the Company	Exhibit 21.1 to Form 10 filed on July 22, 2014

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized

BARISTAS COFFEE COMPANY, INC.
(Registrant)

Date: November 12, 2014	/s/ Barry Henthorn
Barry Henthorn, CEO

FINANCIAL STATEMENTS

The following financial statements are included herewith:

•          Unaudited Interim Financial Statements for the Six Months Ended June 30, 2014

•         Audited Financial Statements for Years Ended December 31, 2013 and 2012

INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited interim consolidated financial statements of Baristas Coffee Company Inc. and related notes thereto is filed as part of this Form 10:

Baristas Coffee Company Inc.
Interim Consolidated Balance Sheets

	June 30	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash	$37,777	$-
Inventory	31,390	30,737
Prepaid expenses	3,000	-
Total current assets	72,167	30,737

Property & equipment, net of accumulated depreciation
of $293,304 and $256,441, respectively	256,107	149,922
Loan receivable, related party	162,500	162,500
Investment in marketable securities	155,048	41,954
Intangible assets, net	3,013,920	3,003,693
Other assets	7,660	7,660
Total Assets	$3,667,402	$3,396,466

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$782,792	$661,857
Shareholder loans	475,048	477,847
Notes payable, current	31,550	44,635
Total current liabilities	1,289,390	1,184,339

Stockholders' Equity
Preferred Stock, $0.001 par value, 30,000,000 shares authorized:
Series A Preferred Stock, $0.001 par value, 15,000,000 shares authorized,
12,363,358 and 7,313,358 shares issued and outstanding, respectively	12,363	7,313
Common Stock, $0.001 par value, 300,000,000 shares authorized;
298,785,365 and 295,233,305 shares issued and outstanding, respectively	298,785	295,233
Additional paid-in capital	7,677,016	7,497,058
Minority interest	70,224	-
Accumulated other comprehensive loss	(1,851,462)	(1,964,556)
Accumulated deficit	(3,828,914)	(3,622,921)
Total stockholders' equity	2,378,012	2,212,127
Total Liabilities and Stockholders' Equity	$3,667,402	$3,396,466

The notes are an integral part of these consolidated financial statements.

Baristas Coffee Company Inc.
Interim Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$297,054	$428,726	$615,793	$795,399

Operating expenses:
Direct costs	110,986	267,574	210,603	319,362
General and administrative	104,234	161,241	147,030	373,799
Stock-based compensation	5,000	234,472	15,000	349,608
Compensation	165,648	134,368	294,908	286,622
Professional expenses	31,859	17,925	43,668	17,925
Depreciation and amortization	36,613	11,125	77,084	110,740
Total operating expenses	454,340	826,705	788,293	1,458,056
Operating loss	(157,286)	(397,979)	(172,500)	(662,657)
Other (income) loss
Interest expense (recovery)	(7,402)	28,935	78,301	57,870
Gain on disposal	-	-	(32)	-
Minority interest	(20,968)	-	(44,776)	-
Net other (income) loss	(28,370)	28,935	33,493	57,870

Tax provision	-	-	-	-

Net loss	(128,915)	(426,914)	(205,993)	(720,527)

Other comprehensive income (loss)	(82,085)	5,472	113,094	10,944

Comprehensive loss	$(211,000)	$(421,442)	$(92,899)	$(709,583)

Loss per share, primary and dilutive	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding,
primary and dilutive	299,738,714	276,679,490	297,818,897	268,098,528

The notes are an integral part of these consolidated financial statements

Baristas Coffee Company Inc.
Interim Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$(205,993)	$(720,527)
Adjustment to reconcile net income to net cash provided by operations:
Depreciation and amortization	77,084	110,740
Stock-based and non-cash compensation	15,000	349,608
Minority interest in net loss of consolidated entities	(44,776)	-
Changes in assets and liabilities:
Inventory	(653)	(1,537)
Prepaid and other assets	-	100
Accounts payable and accrued expenses	125,950	(187,146)
Gift card payable	-	-
Net Cash Used in Operating Activities	(33,388)	(448,762)

Cash Flows from Investing Activities:
Purchase of intangible assets	(7,477)	-
Purchase of property and equipment	(161,018)	(25,578)
Net Cash Used in Investing Activities	(168,495)	(25,578)

Cash Flows from Financing Activities:
Proceeds from issuance of preferred stock	15,000	515,529
Proceeds from minority interest	115,000	-
Net proceeds from (repayment of) on notes payable	86,915	(19,666)
Net proceeds from (repayment of) stockholder loans	22,745	(21,523)
Net Cash Provided by Financing Activities	239,660	474,340

Net decrease in Cash	37,777	-
Cash at beginning of period	-	-
Cash at end of period	$37,777	$-

Supplemental cash flow information:
Interest paid	$-	$-
Taxes paid	$-	$-
Noncash investing and financing activities:'
Interest paid by equity	$5,017	$-
Debt converted to equity	$125,544	$-

The notes are an integral part of these consolidated financial statements.

Baristas Coffee Company Inc.
Notes to Interim Consolidated Financial Statements
June 30, 2014 and 2013
(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
Baristas Coffee Company, Inc. ("Baristas" "The Company") is a Nevada C Corporation that was originally formed on October 18, 1996. The Company was originally formed as InfoSpi.com in 1996, for the purposes of developing, and developed software programs, hired programmers, and procured funding from a venture capital group, prior to merging with Innovative Communications Technologies, in 2001. From that time until 2010, it has had assets, liabilities, operations including employees every year and was engaged with contractors, had revenue and expenses, and/or technology development. On December 22, 2009, it acquired greater than a 60% interest in Pangea Networks, Inc. ("Pangea")/ DBA Baristas and Inc., and it acquired for cash, stock, and other consideration, numerous coffee stands in the greater Seattle area through the acquisition of Pangea; In May of 2010 the Company changed its name to Baristas Coffee Company, Inc.

Baristas operates a specialty drive-through beverage retailer with attractive female theme-costumed models as servers. Baristas provides its customers the ability of drive up and order their choice of a custom-blended espresso drink, freshly brewed coffee, or other beverages.  We generate revenue by offering our patrons the finest hot and cold beverages, specializing in specialty coffees, blended teas and other custom drinks. In addition, we offer smoothies, fresh-baked pastries and other confections.

Basis of Presentation
The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.  The accompanying interim unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the Company's opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six-months ended June 30, 2014 are not necessarily indicative of the results for the full years. While management of the Company believes that the disclosures presented herein are adequate and not misleading, these interim financial statements should be read in conjunction with the audited combined financial statements and the footnotes thereto for the year ended December 31, 2013.

Principles of Consolidation
The consolidated financial statements reflect the financial position and operating results of Baristas and includes our 51% investee, Barista Coffee Company of Florida, LLC, as of January 1, 2014. Intercompany transactions and balances have been eliminated.

Fiscal Year End
Our fiscal year end is December 31.

Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation for comparative purposes.

Estimates and Assumptions
Preparing financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Examples include, but are not limited to, estimates for asset and goodwill impairments, stock-based compensation forfeiture rates, future asset retirement obligations, and inventory reserves; assumptions underlying self-insurance reserves and income from unredeemed stored value cards; and the potential outcome of future tax consequences of events that have been recognized in the financial statements. Actual results and outcomes may differ from these estimates and assumptions.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  At June 30, 2014 and December 31, 2013, the Company had $37,777 and $nil, respectively.

Marketable Securities
The Company's marketable equity securities have been classified and accounted for as available-for-sale.  Management determines the appropriate classification of its investments at the time of purchase and reevaluates the designations at each balance sheet date.  The Company classifies its marketable equity securities as either short-term or long-term based on the nature of each security and its availability for use in current operations.  The Company's marketable equity securities are carried at fair value, with the unrealized gains or losses reported as a component of shareholder's equity.

Adjustments resulting from the change in fair value, included in accumulated other comprehensive income in shareholder's equity, were gains of $113,094 and $10,944 as of June 30, 2014 and 2013, respectively.

Fair Value of Financial Instruments
The carrying amount of the Company's cash, accounts receivables, accounts payables, and accrued expenses approximates their estimated fair values due to the short-term maturities of those financial instruments.

The Company has adopted a single definition of fair value, a framework for measuring fair value, and providing expanded disclosures concerning fair value whereby estimated fair value is the price to be paid for an asset or the amount to settle a liability in an orderly transaction between market participants at the measurement date. Accordingly, fair value is a market-based measurement and not an entity-specific measurement.

The Company utilizes the following hierarchy in fair value measurements:

•	Level 1 – Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
•
Level 2 – Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 – Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

	As of June 30, 2014 Fair Value Measuring Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Cash	$37,777	37,777	-	-	$37,777
Investments in Marketable Securities, available-for-sale	155,048	155,048	-	-	155,048

Total	$192,825	192,825	-	-	$192,825

Inventories
Inventories are stated at the lower of cost or market. Cost is computed using weighted average cost, which approximates actual cost, on a first-in, first-out basis.  Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As of June 30, 2014 and December 31, 2013 the Company determined that no reserve was required.

Property, Plant and Equipment
Property, plant and equipment are carried at cost less accumulated depreciation. Cost includes all direct costs necessary to acquire and prepare assets for use, including internal labor and overhead in some cases. Depreciation of property, plant and equipment, which includes assets under capital leases, is provided on the straight-line method over estimated useful lives, generally ranging from 3 to 5 years for equipment and 5 years for buildings. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease life, generally 5 years. For leases with renewal periods at our option, we generally use the original lease term, excluding renewal option periods, to determine estimated useful lives. If failure to exercise a renewal option imposes an economic penalty to us, we may determine at the inception of the lease that renewal is reasonably assured and include the renewal option period in the determination of the appropriate estimated useful lives. The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated with any remaining gain or loss recognized in net earnings.

Goodwill
We test goodwill for impairment on an annual basis during our third fiscal quarter, or more frequently if circumstances, such as material deterioration in performance or a significant number of store closures, indicate reporting unit carrying values may exceed their fair values. When evaluating goodwill for impairment, we may first perform a qualitative assessment to determine if the fair value of the reporting unit is more likely than not greater than its carrying amount. If we do not perform a qualitative assessment or if the fair value of the reporting unit is not more likely than not greater than its carrying amount, we calculate the implied estimated fair value of the reporting unit. If the carrying amount of goodwill exceeds the implied estimated fair value, an impairment charge to current operations is recorded to reduce the carrying value to the implied estimated fair value.

As a part of our ongoing operations, we may close certain stores within a reporting unit containing goodwill due to underperformance of the store or inability to renew our lease, among other reasons. We abandon certain assets associated with a closed store including leasehold improvements and other non-transferable assets. When a portion of a reporting unit that constitutes a business is to be disposed of, goodwill associated with the business is included in the carrying amount of the business in determining any loss on disposal. Our evaluation of whether the portion of a reporting unit being disposed of constitutes a business occurs on the date of abandonment. Although an operating store meets the accounting definition of a business prior to abandonment, it does not constitute a business on the closure date because the remaining assets on that date do not constitute an integrated set of assets that are capable of being conducted and managed for the purpose of providing a return to investors. As a result, when closing individual stores, we do not include goodwill in the calculation of any loss on disposal of the related assets. As noted above, if store closures are indicative of potential impairment of goodwill at the reporting unit level, we perform an evaluation of our reporting unit goodwill when such closures occur. There were no goodwill impairment charges recorded during the periods ended June 30, 2014 and 2013.

Other Intangible Assets
Definite-lived intangible assets, which mainly consist of acquired rights, trade secrets, trademarks and copyrights, are amortized over their estimated useful lives, and are tested for impairment when facts and circumstances indicate that the carrying values may not be recoverable. There were no other intangible asset impairment charges recorded during the periods ended June 30, 2014 and 2013.

Long-lived Assets
Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Revenue Recognition
Consolidated revenues are presented net of intercompany eliminations for investees controlled by us. Additionally, consolidated revenues are recognized net of any discounts, returns, allowances and sales incentives, including coupon redemptions and rebates. Company-operated stores revenues are recognized when payment is tendered at the point of sale. Company-operated store revenues are reported net of sales, use or other transaction taxes that are collected from customers and remitted to taxing authorities. All revenue is recognized when (i) persuasive evidence of an arrangement exists; (ii) the service or sale is completed; (iii) the price is fixed or determinable; and (iv) the ability to collect is reasonably assured.

Marketing & Advertising
Advertising costs are expensed as incurred.  Advertising costs totaled $6,282 and $nil for the periods ended June 30, 2014 and 2013.

Stock-based Compensation
The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

The Company follows ASC Topic 505-50, formerly EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services," for stock options and warrants issued to consultants and other non-employees.  In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined.

Stock-based expenses totaled $15,000 and $349,608, for the periods ended June 30, 2014 and 2013.

Income Taxes
The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax basis of assets, liabilities, the carry forward of operating losses and tax credits, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

Earnings per Share
Basic earnings per common share equal net earnings or loss divided by the weighted average of shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.   The Company incurred a net loss for periods ended June 30, 2014 and 2013, respectively and therefore, basic and diluted earnings per share for those periods are the same because all potential common equivalent shares would be anti-dilutive.

As of June 30, 2014, convertible shareholder loans of $475,048, convertible notes payable of $31,550 and 12,363,358 shares of preferred stock were considered to be anti-dilutive.

Recent Accounting Pronouncements
Accounting standards that have been issued by the FASB or other standards setting bodies that do not require adoption until a future date are being evaluated by the Company to determine whether adoption will have a material impact on the Company's financial statements.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  As of June 30, 2014, the Company has a loss from operations of $172,500 and an accumulated deficit of $3,828,914. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending December 31, 2014.

The ability of the Company to fully commence its operations is dependent upon, among other things, obtaining additional financing to continue operations, and execution of its business plan.  In response to these concerns, management intends to raise additional funds through public or private placement offerings and through loans from officers and directors.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. There can be no assurance that management's plan will be successful.

NOTE 3 – INVENTORY

Inventories were comprised of:

	June 30, 2014	December 31, 2013
Coffee and merchandise held for sale	$31,390	$30,737

NOTE 4 – MARKETABLE SECURITIES

The following tables show the Company's available-for-sale security as of June 30, 2014 and December 31, 2013.  The fair value for Reeltime Rentals, Inc ("RLTR") is based on closing market price, less a marketability discount of 15%.  The fair value of Business Continuity Systems, Inc. (BUCS) is based on a 100% valuation allowance to the market price due to limited information and activity.

June 30, 2014

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
RLTR – 21,460,000 common shares	$2,006,510	$-	$1,851,462	$155,048
BUCS – 2,576,389 common shares	-	-	-	-
Total	$2,006,510	$-	$1,851,462	$155,048

December 31, 2013

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
RLTR – 21,460,000 common shares	$2,006,510	$-	$1,964,556	$41,954
BUCS – 2,576,389 common shares	-	-	-	-
Total	$2,006,510	$-	$1,964,556	$41

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT, NET

	June 30, 2014	December 31, 2013
Buildings and leaseholds	$352,963	$252,963
Machinery and equipment	160,000	140,000
Computer equipment	17,382	6,400
Furniture and fixtures	19,065	7,000
Property, plant and equipment, gross	549,410	406,363
Less accumulated depreciation	(293,304)	(256,441)
Property, plant and equipment, net	$256,106	$149,922

The Company recorded depreciation for the periods ended June 30, 2014 and 2013 of $54,834 and $88,490, respectively.

NOTE 6 – INTANGIBLE ASSETS AND GOODWILL

	June 30, 2014	December 31, 2013
Goodwill	$2,770,651	$2,770,651
Definite-lived intangibles:
Trademarks	100,000	100,000
Logo	80,000	80,000
Website	27,500	27,500
Policies and procedures	10,000	10,000
Ice cream intangibles	125,000	125,000
Grounded productions	32,477	-
	374,977	342,500
Accumulated amortization	(131,708)	(109,458)
Definite-lived intangibles, net	243,269	233,042
Total intangible assets and goodwill	$3,013,920	$3,003,693

The Company recorded amortization for the periods ended June 30, 2014 and 2013 of $22,250 and $22,250, respectively.

Goodwill
The intangible assets were purchased along with the hard assets, from the Pangea purchase in December 2009, for $3.5 million in our common stock.  After the assets and intangible assets were identified, the remaining $2,770,651 was recorded as goodwill.  The Company does not amortize goodwill.  Instead, the Company evaluates goodwill annually in the fourth quarter and whenever events or changes in circumstances indicate that it is more likely than not that an impairment loss has been incurred.  As of June 30, 2014 and December 31, 2013, the Company determined that no such impairment existed.

NOTE 7 – RELATED PARTY TRANSACTIONS

Loans Receivable

The Company has a receivable from a related party for services in prior years.  The company had been actively negotiating with the other party to collect this loan.  As of June 18, 2014, the Company reached a settlement agreement and release with the related party to pay $300,000, pursuant to a Promissory Note.  The amount recorded of $162,500, as at June 30, 2014 and November 30, 2013, relfects management's best estimate of the collectable amount.  For June 30, 2014, the Company is recognizing an allowance of $137,500 ($300,000 - $162,500), until such time as loan repayments commence.  The Company will evaluate the allowance and loan collectability estimate quarterly.

Shareholder loans

The Company has issued a number of notes with various maturities dates to related parties for advances.   These notes are convertible at market price and accrue interest at 8% per annum.  Due to the short-term nature of these loans they are recorded as current liabilities.  The outstanding balances at June 30, 2014 and December 31, 2013 were $475,048 and $477,847, respectively. The Company plans to pay the loans back as cash flows become available.

NOTE 8 – NOTE PAYABLE

The Company has issued a number of notes with various maturities dates to unrelated parties.   These notes are convertible at market price and accrue interest at 8% per annum.  Due to the short-term nature of these loans they are recorded as current liabilities.  The outstanding balances at June 30, 2014 and December 31, 2013 were $31,550 and $44,635, respectively.

NOTE 9 – STOCKHOLDER'S EQUITY

Preferred Stock

On May 12, 2010, the Company amended their Articles of Incorporation to authorize 30,000,000 preferred shares with a par value of $0.001 per share. The Board of Directors are authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

On December 13, 2011, the Board of Directors amended their certificates of designation to authorize 15,000,000 of the 30,000,000 shares of preferred stock to be designated Series A Convertible Preferred Stock. The shares are convertible into shares of Common Stock based on a conversion value as adjusted from time to time.  Each holder of outstanding shares are entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares are convertible.

During the periods ended June 30, 2014, 300,000 Series A convertible preferred stocks were issued to a non-affiliated people for $15,000 cash and 4,750,000 common stocks were retired and replaced by 4,750,000 Series A convertible preferred stocks.

There were 12,363,358 and 7,313,358 shares of Series A Convertible preferred stock issued and outstanding at June 30, 2014 and December 31, 2013, respectively.

Common Stock

The Company has authorized 300,000,000 common shares with a par value of $0.001 per share.  Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.  Holders have equal ratable rights to dividends from funds legally available and are entitled to share in assets available for distribution upon liquidation.  Holders do not have preemptive, subscriptive, conversion or cumulative voting rights, and there are no redemption or sinking find provisions or rights.  Holders of common stock have the right to approve any amendment of the Articles of Incorporation, elect directors, approve any plan of merger and approve a plan for the sale, lease or exchange of all of the Company's assets as proposed by the Board of Directors. There are no restrictions that limit the Company's ability to pay dividends on its common stock. The Company has not declared any dividends since incorporation.

During the period ended June 30, 2014, the Company issued the following shares of common stock:

•	1,400,000 shares in exchange for services valued at $18,000.
•	1,250,000 shares in exchange for intangible assets valued at $25,000.
•	5,652,060 shares in exchange for debt valued at $130,561.
•	4,750,000 shares of common stock were retired and replaced by 4,750,000 shares of Series A convertible preferred stock.

There were 298,785,365 and 295,233,305 common shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively.

Minority Interest

Certain unrelated third parties hold 49% of Baristas Coffee Company of Florida, LLC, a consolidated subsidiary. During the period ended June 30, 2014, the minority interest contributed $115,000 in equipment and expenses and recognized $44,776 in losses from the operations.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net earnings and other comprehensive income (loss).  Accumulated other comprehensive loss reported on our balance sheets consists of unrealized losses on available-for-sale securities.

	June 30, 2014	December 31, 2013
Accumulated other comprehensive loss, opening balance	$(1,964,556)	$(1,986,445)
Net unrealized gains on available-for-sale securities	113,094	21,889
Accumulated other comprehensive loss, ending	$(1,851,462)	$(1,964,556)

NOTE 10 – NET INCOME (LOSS) PER SHARE OF COMMON STOCK

The Company follows ASC 260, "Earnings per Share," ("EPS") which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation.  In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted EPS include additional dilution from common stock equivalents, such as convertible notes, preferred stock, stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented. As at June 30, 2014 and December 31, 2013, the Company had $475,048 and $477,847 in convertible shareholder loans, respectively, $31,550 and $44,635 convertible notes payable, respectively, and 12,363,358 and 7,313,358 convertible preferred stock issued and outstanding, respectively, which have been omitted from diluted EPS.

The following table sets forth the computation of basic and diluted earnings per share, for the periods ended June 30, 2014 and 2013:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net loss	$(128,915)	$(426,914)	$(205,993)	$(720,527)

Weighted average common shares outstanding, basic and diluted	299,738,714	276,679,490	297,818,897	268,098,528

Net loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Leases

Rental expense under operating lease agreements:

	June 30, 2014	June 30, 2013
Total rentals	$76,077	$102,875

Minimum future rental payments under non-cancelable operating leases as of June 30, 2014:

Fiscal Year Ending
2014	$72,425
2015	129,582
2016	120,341
2017	93,131
2018	31,284
Thereafter	-
Total minimum lease payments	$446,763

Legal Matters

From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company's financial position or results of operations.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent to June 30, 2014, and through to September 30, 2014, the Company issued the following shares of common stock:

•	250,000 shares to an employee valued at $2,500.
•	750,000 shares in exchange for services valued at $75,000.
•	1,579,932 shares in exchange for debt valued at $36,599.
•	7,000,000 shares of common stock were retired and replaced by 7,000,000 shares of Series A convertible preferred stock.

Management has evaluated subsequent events through the date the financial statements were issued and determined there are no additional items to disclose.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The following consolidated financial statements of Baristas Coffee Company Inc. and related notes thereto and auditors' report thereon is filed as part of this Form 10:

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 Toll fee: 855.334.0934 Fax: 800.581.1908

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Barista Coffee Company, Inc.

We have audited the accompanying consolidated balance sheets of Barista Coffee Company, Inc. as of December 31, 2013 and 2012, and the related consolidated statement of operations, stockholders' deficiency, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Barista Coffee Company, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the accompanying consolidated financial statements, the Company has significant net losses and cash flow deficiencies.  Those conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding those matters are described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants
Clearwater, Florida
July 10, 2014

PCAOB Registered
AICPA Member

Baristas Coffee Company Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2013	2012

Assets
Current assets
Cash	$-	$-
Inventory	30,737	27,663

Total current assets	30,737	27,663

Property & equipment, net of accumulated depreciation of $256,441 and $158,654, respectively	149,922	275,746

Loans to shareholders	162,500	162,500
Investment in marketable securities	41,954	20,065
Intangible assets, net	3,003,693	3,048,193
Other assets	7,660	5,660

Total Assets	$3,396,466	$3,539,827

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$661,857	$551,272
Shareholder loans	477,847	352,263
Notes payable, current	44,635	83,967

Total current liabilities	1,184,339	987,502

Total liabilities	1,184,339	987,502

Stockholders' Equity
Preferred Stock, $0.001 par value, 30,000,000 shares authorized
Series A Preferred Stock, $0.001 par value, 15,000,000 shares authorized; 7,313,358 and 1,400,000 shares issued and outstanding, respectively	7,313	1,400
Common Stock, $0.001 par value, 300,000,000 shares authorized; 295,233,305 and 244,468,641 shares issued and outstanding, respectively	295,233	244,469
Additional paid-in capital	7,497,058	6,444,388
Accumulated other comprehensive loss	(1,964,556)	(1,986,445)
Accumulated Deficit	(3,622,921)	(2,151,487)
Total stockholders' equity	2,212,127	2,552,325

Total Liabilities and Stockholders' Equity	$3,396,466	$3,539,827

The notes are an integral part of these consolidated financial statements.

Baristas Coffee Company Inc.
Consolidated Statements of Operations

	For the Year Ended
	December 31,
	2013	2012

Revenues	$1,415,125	$1,255,063

Operating expenses:
Direct costs	369,939	247,302
General and administrative	880,728	432,401
Stock-based compensation	633,687	376,250
Compensation	627,656	580,612
Professional expenses	35,849	7,099
Depreciation and amortization	132,990	103,301

Total operating expenses	2,680,849	1,746,965

Other loss
Interest expense	115,740	116,671
Loss on disposal	89,969	-

Net other loss	205,709	116,671

Income tax provision	-	-

Net loss	(1,471,433)	(608,573)

Other comprehensive income (loss)	21,889	(31,010)

Comprehensive loss	$(1,449,544)	$(639,583)

Loss per share, primary and dilutive	$(0.01)	$(0.00)

Weighted average shares outstanding, primary and dilutive	279,198,414	227,673,627

The notes are an integral part of these consolidated financial statements.

Baristas Coffee Company Inc.
Consolidated Statement of Stockholders' Equity

					Additional	Accumulated		Stock
	Preferred Stock		Common Stock		Paid in	Comprehensive	Accumulated	Holders'
	shares	$.001 par	shares	$.001 par	Capital	Loss	Deficit	Equity
Balance December 31, 2011	5,400,000	$5,400	210,218,641	$210,219	$4,950,388	$(1,955,435)	$(1,542,915)	$1,667,657

Stock issued for cash			725,000	725	35,525			36,250
Stock issued for debt			13,250,000	13,250	932,500			945,750
Stock issued for assets			5,600,000	5,600	160,400			166,000
Stock issued for services			10,675,000	10,675	365,575			376,250
Conversion of preferred to common	(4,000,000)	(4,000)	4,000,000	4,000				-
Other comprehensive loss						(31,010)		(31,010)
Net loss							(608,573)	(608,573)

Balance December 31, 2012	1,400,000	$1,400	244,468,641	$244,469	$6,444,388	$(1,986,445)	$(2,151,488)	$2,552,324

Stock issued for cash			19,500,000	19,500	175,500			195,000
Stock issued for debt	5,913,358	5,913	2,900,000	2,900	240,887			249,700
Stock issued for assets			3,096,000	3,096	27,864			30,960
Stock issued for services			25,268,664	25,269	608,418			633,687
Other comprehensive income						21,889		21,889
Net loss							(1,471,433)	(1,471,433)

Balance December 31, 2013	7,313,358	$7,313	295,233,305	$295,233	$7,497,058	$(1,964,556)	$(3,622,921)	$2,212,127

The notes are an integral part of these consolidated financial statements.

Baristas Coffee Company Inc.
Consolidated Statements of Cash Flows

	For the Year Ended
	December 31,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(1,471,433)	$(608,573)
Adjustment to reconcile Net Income to net
cash provided by operations:
Depreciation and amortization	132,990	103,301
Loss on sale of property	89,969	-
Stock-based and non-cash compensation	633,687	376,250
Changes in assets and liabilities:
Accounts receivable	-	13,013
Inventory	(3,074)	18,356
Prepaid and other assets	(2,000)	19,046
Accounts payable and accrued expenses	304,377	(207,227)
Gift card payable	4,943	5,261
Net Cash Used in Operating Activities	(310,541)	(280,573)

Cash Flows from Investing Activities:
Proceeds from sale of property	-
Purchase of property and equipment	(83,595)	(104,400)
Net Cash Used in Investing Activities	(83,595)	(104,400)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	195,000	36,250
Proceeds from issuance of note payable	41,389	24,717
Payments on note payable	(24,541)	(4,900)
Net proceeds from (repayments of) stockholder loans	182,288	292,441
Net Cash Provided by Financing Activities	394,136	348,508

Net increase (decrease) in Cash	-	(36,465)

Cash at beginning of period	-	36,465

Cash at end of period	$-	$-

Supplemental cash flow information:
Interest paid	$-	$-
Taxes paid	$-	$-

The notes are an integral part of these consolidated financial statements.

Baristas Coffee Company Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
Baristas Coffee Company, Inc. ("Baristas" "The Company) is a Nevada C Corporation that was originally formed on October 18, 1996. The Company was originally formed as InfoSpi.com in 1996, for the purposes of developing, and developed software programs, hired programmers, and procured funding from a venture capital group, prior to merging with Innovative Communications Technologies, in 2001. From that time until 2010, it has had assets, liabilities, operations including employees every year and was engaged with contractors, had revenue and expenses, and/or technology development. On December 22, 2009, it acquired greater than a 60% interest in Pangea Networks, Inc. ("Pangea")/ DBA Baristas and Inc., and it acquired for cash, stock, debt and other consideration, numerous coffee stands in the greater Seattle area through the acquisition of Pangea; In May of 2010 the Company changed its name to Baristas Coffee Company, Inc.

Baristas operates a specialty drive-through beverage retailer with attractive female theme-costumed models as servers. Baristas provides its customers the ability of drive up and order their choice of a custom-blended espresso drink, freshly brewed coffee, or other beverages.  We generate revenue by offering our patrons the finest hot and cold beverages, specializing in specialty coffees, blended teas and other custom drinks. In addition, we offer smoothies, fresh-baked pastries and other confections.

Principles of Consolidation
The consolidated financial statements reflect the financial position and operating results of Baristas and includes our 51% investee, Barista Coffee Company of Florida, LLC, as of January 1, 2014. Intercompany transactions and balances have been eliminated.

Fiscal Year End
Our fiscal year end is December 31.

Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation for comparative purposes.

Estimates and Assumptions
Preparing financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Examples include, but are not limited to, estimates for asset and goodwill impairments, stock-based compensation forfeiture rates, future asset retirement obligations, and inventory reserves; assumptions underlying self-insurance reserves and income from unredeemed stored value cards; and the potential outcome of future tax consequences of events that have been recognized in the financial statements. Actual results and outcomes may differ from these estimates and assumptions.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2013 and 2012, the Company had no cash and cash equivalents.

Marketable Securities
The Company's marketable equity securities have been classified and accounted for as available-for-sale.  Management determines the appropriate classification of its investments at the time of purchase and reevaluates the designations at each balance sheet date.  The Company classifies its marketable equity securities as either short-term or long-term based on the nature of each security and its availability for use in current operations.  The Company's marketable equity securities are carried at fair value, with the unrealized gains or losses reported as a component of shareholder's equity.

Adjustments resulting from the change in fair value, included in accumulated other comprehensive income in shareholder's equity, were a gain of $21,889 and a loss of $31,010 as of December 31, 2013 and 2012, respectively.

Fair Value of Financial Instruments
The carrying amount of the Company's cash, accounts receivables, accounts payables, and accrued expenses approximates their estimated fair values due to the short-term maturities of those financial instruments.

The Company has adopted a single definition of fair value, a framework for measuring fair value, and providing expanded disclosures concerning fair value whereby estimated fair value is the price to be paid for an asset or the amount to settle a liability in an orderly transaction between market participants at the measurement date. Accordingly, fair value is a market-based measurement and not an entity-specific measurement.

The Company utilizes the following hierarchy in fair value measurements:

·	Level 1 – Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
·
Level 2 – Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

·	Level 3 – Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

	As of December 31, 2013 Fair Value Measuring Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Investments in Marketable Securities, available for sale	$41,954	41,954	-	-	$41,954

Total	$41,954	41,954	-	-	$41,954

Inventories
Inventories are stated at the lower of cost or market. Cost is computed using weighted average cost, which approximates actual cost, on a first-in, first-out basis.  Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As of December 31, 2013 and 2012 the Company determined that no reserve was required.

Property, Plant and Equipment
Property, plant and equipment are carried at cost less accumulated depreciation. Cost includes all direct costs necessary to acquire and prepare assets for use, including internal labor and overhead in some cases. Depreciation of property, plant and equipment, which includes assets under capital leases, is provided on the straight-line method over estimated useful lives, generally ranging from 3 to 5 years for equipment and 5 years for buildings. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease life, generally 5 years. For leases with renewal periods at our option, we generally use the original lease term, excluding renewal option periods, to determine estimated useful lives. If failure to exercise a renewal option imposes an economic penalty to us, we may determine at the inception of the lease that renewal is reasonably assured and include the renewal option period in the determination of the appropriate estimated useful lives. The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated with any remaining gain or loss recognized in net earnings.

Goodwill
We test goodwill for impairment on an annual basis during our third fiscal quarter, or more frequently if circumstances, such as material deterioration in performance or a significant number of store closures, indicate reporting unit carrying values may exceed their fair values. When evaluating goodwill for impairment, we may first perform a qualitative assessment to determine if the fair value of the reporting unit is more likely than not greater than its carrying amount. If we do not perform a qualitative assessment or if the fair value of the reporting unit is not more likely than not greater than its carrying amount, we calculate the implied estimated fair value of the reporting unit. If the carrying amount of goodwill exceeds the implied estimated fair value, an impairment charge to current operations is recorded to reduce the carrying value to the implied estimated fair value.

As a part of our ongoing operations, we may close certain stores within a reporting unit containing goodwill due to underperformance of the store or inability to renew our lease, among other reasons. We abandon certain assets associated with a closed store including leasehold improvements and other non-transferable assets. When a portion of a reporting unit that constitutes a business is to be disposed of, goodwill associated with the business is included in the carrying amount of the business in determining any loss on disposal. Our evaluation of whether the portion of a reporting unit being disposed of constitutes a business occurs on the date of abandonment. Although an operating store meets the accounting definition of a business prior to abandonment, it does not constitute a business on the closure date because the remaining assets on that date do not constitute an integrated set of assets that are capable of being conducted and managed for the purpose of providing a return to investors. As a result, when closing individual stores, we do not include goodwill in the calculation of any loss on disposal of the related assets. As noted above, if store closures are indicative of potential impairment of goodwill at the reporting unit level, we perform an evaluation of our reporting unit goodwill when such closures occur. There were no goodwill impairment charges recorded during December 3l, 2013 and 2012.

Other Intangible Assets
Definite-lived intangible assets, which mainly consist of acquired rights, trade secrets, trademarks and copyrights, are amortized over their estimated useful lives, and are tested for impairment when facts and circumstances indicate that the carrying values may not be recoverable. There were no other intangible asset impairment charges recorded during the years ended December 31, 2013 and 2012.

Long-lived Assets
Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Revenue Recognition
Consolidated revenues are presented net of intercompany eliminations for investees controlled by us. Additionally, consolidated revenues are recognized net of any discounts, returns, allowances and sales incentives, including coupon redemptions and rebates. Company-operated stores revenues are recognized when payment is tendered at the point of sale. Company-operated store revenues are reported net of sales, use or other transaction taxes that are collected from customers and remitted to taxing authorities. All revenue is recognized when (i) persuasive evidence of an arrangement exists; (ii) the service or sale is completed; (iii) the price is fixed or determinable; and (iv) the ability to collect is reasonably assured.

Marketing & Advertising
Advertising costs are expensed as incurred.  Advertising costs totaled $656 and $1,096 for the years ending December 31, 2013 and 2012.
Stock-based Compensation
The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

The Company follows ASC Topic 505-50, formerly EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services," for stock options and warrants issued to consultants and other non-employees.  In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined.

Stock-based expenses totaled $633,687 and $376,250, for the years ended December 31, 2013 and 2012.

Income Taxes
The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax basis of assets, liabilities, the carry forward of operating losses and tax credits, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

Earnings per Share
Basic earnings per common share equal net earnings or loss divided by the weighted average of shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.   The Company incurred a net loss for the years ended December 31, 2013 and 2012, respectively and therefore, basic and diluted earnings per share for those periods are the same because all potential common equivalent shares would be anti-dilutive.

As of December 31, 2013 and 2012, 7,313,358 and 1,400,000 shares, respectively, of preferred stock were considered to be anti-dilutive.

Recent Accounting Pronouncements
Accounting standards that have been issued by the FASB or other standards setting bodies that do not require adoption until a future date are being evaluated by the Company to determine whether adoption will have a material impact on the Company's financial statements.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  As of December 31, 2013, the Company has a loss from operations of $1,265,724, cash flows used in operations of $360,245, and an accumulated deficit of $3,622,921.  The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending December 31, 2014.

The ability of the Company to fully commence its operations is dependent upon, among other things, obtaining additional financing to continue operations, and execution of its business plan.  In response to these concerns, management intends to raise additional funds through public or private placement offerings and through loans from officers and directors.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. There can be no assurance that management's plan will be successful.

NOTE 3 – INVENTORY

Inventories were comprised of:

	December 31, 2013	December 31, 2012
Coffee and merchandise held for sale	$30,737	$27,663

NOTE 4 – MARKETABLE SECURITIES

The following tables show the Company's available-for-sale securities as of December 31, 2013 and 2012, The fair value for Reeltime Rentals, Inc ("RLTR") is based on closing market price, less a marketability discount of 15%.  The fair value of Business Continuity Systems, Inc. (BUCS) is based on a 100% valuation allowance to the market price due to limited information and activity.

December 31, 2013
	Cost	Unrealized Gains	Unrealized Losses	Fair Value
RLTR – 21,460,000 common shares	$2,006,510	$-	$1,964,556	$41,954
BUCS – 2,576,389 common shares	-	-	-	-
Total	$2,006,510	$-	$1,964,556	$41,954

December 31, 2012
	Cost	Unrealized Gains	Unrealized Losses	Fair Value
RLTR – 21,460,000 common shares	$2,006,510	$-	$1,986,445	$20,065
BUCS – 2,576,389 common shares	-	-	-	-
Total	$2,006,510	$-	$1,986,445	$20,065

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT, NET

	December 31, 2013	December 31, 2012
Buildings and leaseholds	$252,963	$243,400
Machinery and equipment	140,000	180,000
Computer equipment	6,400	4,000
Furniture and fixtures	7,000	7,000
Property, plant and equipment, gross	406,363	434,400
Less accumulated depreciation	(256,441)	(158,654)
Property, plant and equipment, net	$149,922	$275,746

The Company recorded depreciation for the years ended December 31, 2013 and 2012 of $88,490 and $69,218, respectively.

NOTE 6 – INTANGIBLE ASSETS AND GOODWILL

	December 31, 2013	December 31, 2012
Goodwill	$2,770,651	$2,770,651
Definite-lived intangibles:
Trademarks	100,000	100,000
Logo	80,000	80,000
Website	27,500	27,500
Policies and procedures	10,000	10,000
Ice cream intangibles	125,000	125,000
	342,500	342,500
Accumulated amortization	(109,458)	(64,958)
Definite-lived intangibles, net	233,042	277,542
Total intangible assets and goodwill	$3,003,693	$3,048,193

The Company recorded amortization for the years ended December 31, 2013 and 2012 of $44,500 and $34,083, respectively.

Goodwill

The intangible assets were purchased along with the hard assets, from the Pangea purchase in December 2009, for $3.5 million in our common stock.  After the assets and intangible assets were identified, the remaining $2,770,651 was recorded as goodwill.  The Company does not amortize goodwill.  Instead, the Company evaluates goodwill annually in the fourth quarter and whenever events or changes in circumstances indicate that it is more likely than not that an impairment loss has been incurred.  As of December 31, 2013 and 2012, the Company determined that no such impairment existed.

NOTE 7 – INCOME TAXES

The Company provides for income taxes under ASC 740, "Accounting for Income Taxes". ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net loss before provision for income taxes for the following reasons:

	December 31, 2013	December 31, 2012

Income tax benefit	$(500,287)	$(206,915)
Less change in valuation allowance	500,287	206,915
Income tax expense per books	$-	$-

The deferred income tax assets consist of the following at:

	December 31, 2013	December 31, 2012
Deferred tax assets
Net operating losses	$1,029,000	$768,300
Deferred stock based compensation	389,300	173,800
Unrealized losses	392,900	397,300
	1,811,200	1,339,400
Deferred tax liabilities	-	-
Less valuation allowance	(1,811,200)	(1,339,400)
Net deferred tax attributes	$-	$-

As of December 31, 2013, the Company has approximately $3,622,921 of net operating losses carried forward to offset taxable income in future years which expire commencing in fiscal 2016. Pursuant to Internal Revenue Code Sections 382, use of our net operating loss carryforwards could be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

The Company files income tax returns in the United States federal jurisdiction. As of December 31, 2013, the tax returns for the Company for the years ending 2010 through 2013 remain open to examination by the Internal Revenue Service. The Company is not currently under examination for any period.

NOTE 8 – RELATED PARTY TRANSACTIONS

Loans Receivable

The Company has a receivable from an unrelated party for services in prior years.  The company is actively negotiating with the other party to collect this loan.  The amount recorded is management's best estimate of the collectable amount.

Shareholder loans

The Company has issued a number of notes with various maturities dates to related parties for advances.   These notes are convertible at market price and accrue interest at 8% per annum.  Due to the short-term nature of these loans they are recorded as current liabilities.  The outstanding balances at December 31, 2013 and 2012 were $477,847 and $352,263, respectively. The Company plans to pay the loans back as cash flows become available.

NOTE 9 – NOTE PAYABLE

The Company has issued a number of notes with various maturities dates to unrelated parties.   These notes are convertible at market price and accrue interest at 8% per annum.  Due to the short-term nature of these loans they are recorded as current liabilities.  The outstanding balances at December 31, 2013 and 2012 were $44,635 and $83,967, respectively.

NOTE 10 – STOCKHOLDER'S EQUITY

Preferred Stock

On May 12, 2010, the Company amended their Articles of Incorporation to authorize 30,000,000 preferred shares with a par value of $0.001 per share. The Board of Directors are authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

On December 13, 2011, the Board of Directors amended their certificates of designation to authorize, 15,000,000 of the 30,000,000 shares of preferred stock, to be designated Series A Convertible Preferred Stock. The shares are convertible into shares of Common Stock based on a conversion value as adjusted from time to time.  Each holder of outstanding shares are entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares are convertible.

There were 7,313,358 and 1,400,000 shares of Series A Convertible preferred stock issued and outstanding at December 31, 2013 and 2012, respectively.

2013 Year End

•	5,913,258 shares of Series A preferred stock in exchange for debit valued at $88,700.

2012 Year End
•	4,000,000 shares of Series A preferred stock was converted to 4,000,000 shares of common stock

Common Stock

The Company has authorized 300,000,000 common shares with a par value of $0.001 per share.  Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.  Holders have equal ratable rights to dividends from funds legally available and are entitled to share in assets available for distribution upon liquidation.  Holders do not have preemptive, subscriptive, conversion or cumulative voting rights, and there are no redemption or sinking find provisions or rights.  Holders of common stock have the right to approve any amendment of the Articles of Incorporation, elect directors, approve any plan of merger and approve a plan for the sale, lease or exchange of all of the Company's assets as proposed by the Board of Directors. There are no restrictions that limit the Company's ability to pay dividends on its common stock. The Company has not declared any dividends since incorporation.

There were 295,233,305 and 244,468,641 common shares issued and outstanding at December 31, 2013 and 2012, respectively.

During the years ended December 31, 2013 and 2012, the Company issued the following shares of common stock:

2013 Year End

•	19,500,000 shares in exchange for $195,000 in cash.
•	2,900,000 shares in exchange for debt valued at $161,000.
•	3,096,000 shares in exchange for assets valued at $30,960.
•	25,268,664 shares in exchange for services valued at $633,687.

2012 Year End

•	725,000 shares in exchange for $36,250 in cash.
•	13,250,000 shares in exchange for $945,750 in debt.
•	5,600,000 shares in exchange for assets valued at $166,000.
•	10,675,000 shares in exchange for services valued at $376,250.
•	4,000,000 shares from conversion of 4,000,000 shares of our preferred stock.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net earnings and other comprehensive income (loss).  Accumulated other comprehensive loss reported on our balance sheets consists of unrealized losses on available-for-sale securities.

Fiscal Year Ended	December 31, 2013	December 31, 2012
Accumulated other comprehensive loss, opening balance	$(1,986,445)	$(1,955,435)
Net unrealized gains (losses) on available-for-sale securities	21,889	(31,010)
Accumulated other comprehensive loss, ending	$(1,964,556)	$(1,986,445)

NOTE 11 – NET INCOME (LOSS) PER SHARE OF COMMON STOCK

The Company follows ASC 260, "Earnings per Share," ("EPS") which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation.  In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted EPS include additional dilution from common stock equivalents, such as convertible notes, preferred stock, stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented.  As at December 31, 2013 and 2012, the Company had $477,847 and $352,263 in convertible debt, respectively, and  7,313,358 and 1,400,000 of shares of convertible preferred stock issued and outstanding, respectively, which have been omitted from diluted EPS.

The following table sets forth the computation of basic and diluted earnings per share, for the years ended December 31, 2013 and 2012:

	Years Ended December 31,
	2013	2012

Net loss	$(1,471,433)	$(608,573)

Weighted average common shares outstanding, basic and diluted	279,198,414	227,673,627

Net loss per share, basic and diluted	$(0.01)	$(0.00)

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Leases

Rental expense under operating lease agreements:

Fiscal Year Ended	December 31, 2013	December 31, 2012
Total rentals	$205,750	$117,427

Minimum future rental payments under non-cancelable operating leases as of December 31, 2013:

Fiscal Year Ending
2014	$148,502
2015	129,582
2016	120,341
2017	93,131
2018	31,284
Thereafter	-
Total minimum lease payments	$522,840

Legal Matters

From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company's financial position or results of operations.

NOTE 13 – SUBSEQUENT EVENTS

In May 2014, the company entered in to an agreement whereby they offered the rights to start Baristas stands in eight (8) eastern states in exchange for a 51% interest in a restaurant in Tennessee.  The Company intends to introduce the Baristas brand to dining facilities and the explore the possibility of extending the brand and marketing to alcoholic beverages.

Management has evaluated subsequent events through the date the financial statements were issued and determined there are no additional items to disclose.